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[Fidelity National Information Solutions, Inc. LOGO and Factual Data Corp. LOGO]

                                                                   PRESS RELEASE

      FIDELITY NATIONAL INFORMATION SOLUTIONS TO ACQUIRE FACTUAL DATA CORP.

         Santa Barbara, Calif. and Loveland, Colo.-- (May 16, 2002) -- Fidelity National Information Solutions, Inc. (NASDAQ:FNIS), the nation's most comprehensive source for real estate-related data, technology solutions and services, and Factual Data Corp. (NASDAQ: FDCC), a provider of a wide range of customized information to businesses, primarily the mortgage and consumer lending industries, that assist in making critical business decisions today announced the signing of a Letter of Intent (LOI) where FNIS will acquire FDCC.

         Factual Data specializes in providing customized mortgage credit reports and other mortgage-related services, consumer credit reports, commercial credit reports, resident screening and employment screening. FDCC had revenue of $51.2 million, EBITDA of $12.5 million and net income of $4.1 million in 2001.

         Under the terms of the LOI, FDCC will become a wholly-owned subsidiary of FNIS and the stockholders of FDCC will receive the equivalent of $13.75 per FDCC common share. At FNIS' option, the merger consideration can be paid all in cash or up to fifty percent in cash and the remainder in FNIS common stock valued at the average closing price of FNIS common stock over the ten trading day period ending two days prior to the closing date. The parties expect to sign a Definitive Agreement during the month of June.

         "This acquisition will immediately elevate FNIS to a top three position in the mortgage credit reporting market and be accretive from the date of closing," said William P. Foley, II, Chairman of the Board of FNIS. "Factual Data is an industry leader in delivering its service


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offerings over the Internet and utilizing technology and workflow management to provide the customer service, speed, reliability, accuracy and customization that industry participants increasingly demand."

         "FDCC's advanced technology delivery platform allows it to produce very attractive operating margins and we are confident that we can realize a minimum of $5 million in operating synergies in the first year of the combined operation," said Patrick F. Stone, Chief Executive Officer of FNIS. "We also believe that the FDCC technology platform can be utilized to increase the profitability and efficiency of other FNIS data offerings such as flood determinations and automated property valuations."

         "We are excited about the significant mortgage industry relationships that FNIS brings," said Jerry Donnan, Chairman and Chief Executive Officer of Factual Data. "We can leverage those relationships to deepen our penetration in the mortgage credit market and capitalize on our utilization of technology to continue to broaden our product offering in other mortgage-related and settlement services products such as resident screening for Real Estate Investment Trusts and property management firms."

         Fidelity National Information Solutions, Inc. (NASDAQ:FNIS) provides data, technology solutions and services to lenders, REALTORS(R) and other participants in the real estate industry. The data segment targets the information needs of lenders, originators, REALTORS(R) and residential loan servicers and provides the data solutions that these mortgage professionals require in selling homes and underwriting mortgage loans. The solutions division provides technology products and services for REALTORS(R) and brokers. FNIS is the nation's largest provider of Multiple Listing Services (MLS) systems and also supplies tools that allow REALTORS(R) and brokers to improve efficiency, lower costs, reduce risks and better manage



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and operate their businesses. The services segment adds value by combining manual intervention, outsourcing or process improvement with one or more of our data and/or solutions components. They can range in scope from improving a single process to providing complete outsourcing capabilities.

         FNIS is a majority-owned subsidiary of Fidelity National Financial, Inc. (NYSE:FNF), a Fortune 500 and Forbes 500 Company and the nation's largest title insurance and diversified real estate related services company. FNF's title insurance underwriters -- Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title -- together issue approximately 30 percent of all title insurance policies nationally. The company provides title insurance in 49 states, the District of Columbia, Guam, Mexico, Puerto Rico, the U.S. Virgin Islands and Canada.

         Factual Data Corp. provides a wide range of customized information services to businesses across the United States that assist them in making critical decisions, such as determining whether to make a mortgage or other loan, offer employment, accept new tenants, or enter into a business relationship. Factual Data specializes in providing customized mortgage credit reports and other mortgage related services, consumer credit reports, employment screening, resident screening, and commercial credit reports.

         Factual Data's customers include mortgage lenders and independent mortgage brokers, consumer lenders, employers, property managers, and other business customers desiring information regarding creditworthiness and other matters. Factual Data is an industry leader in delivering its service offerings over the Internet and in utilizing technology and customer service to provide its services with the speed, reliability, accuracy and customization that industry participants increasingly demand. Factual Data markets its services through its website,



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www.factualdata.com, and nationally through offices located in major metropolitan areas. Factual Data's common stock trades on the Nasdaq National Market(R) under the symbol "FDCC." For more information visit www.factualdata.com.

         In connection with the proposed transaction, FNIS and FDCC will file a registration statement and a proxy statement with the Securities and Exchange Commission. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THESE AND ALL RELATED DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of the registration statement, prospectus, proxy statement, and related documents when they become available from the Securities and Exchange Commission's web site at http://www.sec.gov. Free copies of these documents may also be obtained from Factual Data Corp. by directing a request to Factual Data Corp. Investors Relations, 5200 Hahns Peak Drive, Loveland, Colorado 80538, or from FNIS by directing a request to Fidelity National Information Solutions, Inc. Investor Relations, 4050 Calle Real, Santa Barbara, California, 93110.

         Factual Data Corp. and its directors may be deemed to be participants in the solicitation of proxies from Factual Data Corp. stockholders to approve the merger. Some of the directors of Factual Data Corp. have an interest in the merger that may differ from or may be in addition to the interests of Factual Data Corp. stockholders generally. Those interests, which will be described in greater detail in the proxy statement with respect to the merger, include the interests of the directors in the equity common stock of Factual Data Corp. and potential employment relationships of some directors with FNIS.

         On April 30, 2002, FNIS publicly announced a tender offer to acquire all of the outstanding stock of Micro General Corporation (NASDAQ:MGEN) in exchange for shares of




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FNIS common stock. In connection with the proposed transaction, FNIS will file an exchange offer prospectus and a proxy statement with the Securities and Exchange Commission. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THESE AND ALL RELATED DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of the exchange offer prospectus, the proxy statement and related documents from the Securities and Exchange Commission's web site at www.sec.gov. Free copies of these documents may also be obtained from FNIS by directing a request to Fidelity National Information Solutions, Inc. Investors Relations, 4050 Calle Real, Santa Barbara, California, 93110.

         This press release contains statements related to future events and expectations and, as such, constitutes forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be different from those expressed or implied above. The Company expressly disclaims any duty to update or revise forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, the economy, competition and other risks detailed from time to time in the "Management Discussion and Analysis" section of the Company's Form 10-K and other reports and filings with the Securities and Exchange Commission.




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SOURCE: Fidelity National Information Solutions, Inc. and Factual Data Corp.

CONTACT: Daniel Kennedy Murphy, Senior Vice President, Finance and Investor Relations, Fidelity National Financial, Inc., 805-696-7218, dkmurphy@fnf.com; Daena Lee, Public Relations Specialist, Factual Data Corp., 970-663-5700, daenal@factualdata.com





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